EXHIBIT 99.1

At Fenix Parts:
Scott Pettit
Chief Financial Officer
scottpettit@fenixparts.com

Investor and Media Inquiries:
Chris Kettmann
Clermont Partners
312-690-6002
ckettmann@clermontpartners.com

Fenix Parts Announces First Quarter 2016 Results

First Quarter 2016 Highlights

•
Net revenues increased sequentially by 9% to $32.8 million, compared to fourth quarter 2015 net revenues of $30.2 million, and increased by 10% compared to combined pro forma net revenues for the first quarter of 2015 of $31.4 million

•	Continued strong growth in parts sold to repair shop customers, including sales at the companies acquired in the second half of 2015 (Ocean County, Butler and Tri-City)

•
Net Loss of $41.0 million, which includes significant non-cash amortization and other charges, including a goodwill impairment charge of approximately $43.3 million initially triggered by a decline in the Company’s stock price

•	Adjusted Operating Loss of $0.7 million after professional fees of $2.2 million

WESTCHESTER, IL - June 28, 2016 - Fenix Parts, Inc. (Nasdaq: FENX), a leading recycler and reseller of original equipment manufacturer (“OEM”) automotive products, today announced first quarter 2016 results.

Consolidated net revenues of Fenix Parts were $32.8 million for the first quarter of 2016 compared to $30.2 million in the fourth quarter of 2015 and $31.4 million on a combined pro forma basis in the first quarter of 2015. Sales of recycled OEM products were $28.8 million for the first quarter of 2016, up from $26.7 million for the fourth quarter of 2015 and $27.3 million in the first quarter of 2015, including sales contributed by Ocean County, Butler and Tri-City during both periods. Sales from other ancillary activities, which include the sale of commodities, were approximately $4.0 million in the first quarter of 2016 compared to $3.5 million in the fourth quarter of 2015 and $4.1 million in the first quarter of 2015. While commodity prices improved slightly during the first quarter of 2016 as compared to the fourth quarter of 2015, they are still substantially lower than the first quarter of 2015. Sales from the Company’s Canadian operations were $3.1 million in the first quarter of 2016 compared to $3.7 million for the fourth quarter of 2015 and $3.4 million in the first quarter of 2015. The first quarter 2016 reduction compared to each period was a result of the Company’s change in sourcing strategy, which limits its foreign exchange exposure to parts procured in the US and sold in Canada.

The following table provides a breakdown of net revenues to show the impact of parts sales, foreign operations, recent acquisitions and commodities for the first quarter of 2016 compared to the fourth quarter of 2015 and combined pro forma revenue for the first quarter of 2015:

Fenix Parts Revenue Summary (in $US, millions)

	First Quarter (Unaudited)	Fourth Quarter (Unaudited)	First Quarter (Unaudited)
	2016 Reported	2015 Reported	2015 Pro Forma
Recycled OE parts and related products
US locations - Founding Companies	$22.4	$21.0	$21.3
Canadian locations	3.1	3.7	3.4
Subsequently acquired US locations	7.1	6.2	6.5
Gross parts revenue	32.6	30.9	31.2
Other ancillary services	4.0	3.5	4.1
Intercompany sales eliminations	(3.8)	(4.2)	(3.9)
Net revenue	$32.8	$30.2	$31.4

Reported Operating Loss for the first quarter of 2016 was $44.2 million. Reported Net Loss, after a $3.3 million benefit for income taxes, was $41.0 million. After factoring in net adjustments of $43.5 million during the period, Adjusted Operating Loss was $0.7 million for the first quarter of 2016. The adjustments included the following:

•	The amortization of the fair market value adjustment of acquired inventory was $0.9 million during the first quarter;

•	Depreciation and amortization expense was $1.5 million during the first quarter, including $0.3 million allocated to Cost of Goods Sold;

•	Share-based compensation attributable to equity awards was $1.3 million for the first quarter of 2016;

•	A reduction in the expected payout of contingent consideration was $2.5 million in the first quarter;

•	A change in indemnification receivable related to a reduction in uncertain tax positions of $2.1 million in the first quarter;

•	The non-cash portion of rent expense was $0.2 million for the first quarter, primarily due to the straight lining of rent expense;

•
A reduction of $3.4 million in cost of goods sold related to a retrospective inventory adjustment based on refinements to management estimates of the opening fair market value of acquired inventory during the one-year measurement period, which included the following:

◦	A $1.3 million change in estimate of inventory related to the refinement to the inputs used in the Company’s retail inventory method calculation that relates to periods prior to December 31, 2015

◦	A reduction in the inventory mark-up to fair value of $2.1 million related to the opening balance sheet

•
Goodwill impairment charge of approximately $43.3 million, initially triggered by a decline in the Company’s stock price of 32% during the quarter ended March 31, 2016. This forced a revaluation of historic operating results through March 31, 2016 and an update in the Company’s future operating projections, risk premiums and other assumptions about enterprise value, which also contributed to the impairment charge.

Fenix Parts Inc.
Non-GAAP Reconciliation (in $US, millions)

2016 Reported
Operating loss	$(44.2)
Amortization of inventory fair value	0.9
Depreciation and amortization	1.5
Share-based compensation expense	1.3
Non-cash rent expense	0.2
Change in fair value of contingent consideration liabilities	(2.5)
Reduction in indemnification receivable	2.1
Goodwill impairment	43.3
Retrospective inventory adjustment	(3.4)
Deferred warranty	0.1
Adjusted operating loss	$(0.7)

While included in non-cash items on the Company’s statement of cash flows for the current period, several items related to contingent consideration, deferred warranty and straight lining of rent could have a cash flow impact in the future.

In addition, the Company’s reported results were impacted by audit, legal and other professional service fees of approximately $2.2 million for the first quarter of 2016.

For additional information regarding the items mentioned above, please see the MD&A section of the Company’s Form 10-Q filing for the quarter ended March 31, 2016.

Kent Robertson, CEO of Fenix Parts, said, “We were pleased with our first quarter revenue growth as favorable industry dynamics and the continued execution of our growth initiatives drove sales of recycled OEM parts at nearly all of our facilities - including at the three locations we acquired in the back half of 2015.”

Mr. Robertson added, “We will remain focused on capturing organic growth opportunities and realizing synergies. As a result of these efforts, the continued strength in our OEM parts business and the recent stabilization in the commodity market, Fenix Parts is better positioned for the future.”

Conference Call

Company management will hold a conference call on Wednesday, June 29, 2016 at 9:00 a.m. Eastern Time. The conference call can be directly accessed from the U.S. and Canada at (877) 312-8825, internationally at (330) 863-3331, or through the investor relations section of the company's website at www.fenixparts.com.

For those unable to participate in the live conference call or webcast, a replay will be available from June 29, 2016 at 12:00 p.m. ET until July 6, 2016 at 12:00 p.m. ET. To access the replay, dial (855) 859-2056 or (404) 537-3406 and refer to the confirmation code 19652862. The replay will also be available on the company’s website.

About Fenix Parts

Fenix Parts is a leading recycler and reseller of original equipment manufacturer (“OEM”) automotive products. The company’s primary business is auto recycling, which is the recovery and resale of OEM parts, components and systems reclaimed from damaged, totaled or low value vehicles. Customers include collision repair shops (body shops), mechanical repair shops, auto dealerships and individual retail customers. Fenix provides its customers with high-quality recycled OEM products, extensive inventory and product availability, responsive customer service and fast delivery.

Fenix was founded in 2014 to create a network that offers sales, fulfillment and distribution in key regional markets in the United States and Canada. The Fenix companies have been in business an average of more than 25 years and currently operate from 16 locations throughout the Eastern U.S. and in Ontario, Canada.

Forward-Looking Statements

This press release contains forward-looking statements that are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected, expressed, or implied by such forward-looking statements. In some cases, you can identify forward-looking statements by use of words such as "may, will, should, anticipates, believes, expects, plans, future, intends, could, estimate, predict, projects, targeting, potential or contingent," the negative of these terms or other similar expressions. Our actual results could differ materially from those discussed or implied herein.

We caution that it is very difficult to predict the impact of known factors, and it is impossible for us to anticipate all factors that could affect our actual results. All forward-looking statements are expressly qualified in their entirety by these cautionary statements. You should evaluate all forward-looking statements made in this press release in the context of the risks and uncertainties disclosed in our SEC filings. These filings are available online at www.sec.gov, www.fenixparts.com or upon request from Fenix Parts.

We caution you that the important factors referenced above may not contain all of the factors that are important to you. In addition, we cannot assure you that we will realize the results or developments we expect or anticipate or, even if substantially realized, that they will result in the consequences we anticipate or affect us or our operations in the way we expect. The forward-looking statements included in this press release are made only as of the date hereof. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law. If we do update one or more forward-looking statements, no inference should be made that we will make additional updates with respect to those or other forward-looking statements. We qualify all of our forward-looking statements by these cautionary statements.

Use of Non-GAAP Financial Measures
Fenix Parts, Inc. provides investors with the non-GAAP financial measure of adjusted operating loss in addition to the traditional GAAP operating performance measure of operating income (loss) as part of its overall assessment of its performance. A reconciliation of operating income (loss) to adjusted operating loss is included in the table above.

Fenix Parts, Inc.
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31, 2016	December 31, 2015
ASSETS
Current assets:
Cash and cash equivalents	$2,222,000	$2,827,000
Accounts receivable, net of allowance	7,390,000	6,834,000
Inventories	35,205,000	38,892,000
Prepaid expenses and other current assets	675,000	545,000
Total current assets	45,492,000	49,098,000
Property and equipment	13,556,000	13,103,000
Accumulated depreciation and amortization	(2,050,000)	(1,494,000)
Property and equipment, net	11,506,000	11,609,000
Goodwill	37,819,000	76,812,000
Intangible assets, net	35,104,000	33,786,000
Indemnification receivables	2,990,000	5,078,000
Other non-current assets	1,285,000	1,285,000
TOTAL ASSETS	$134,196,000	$177,668,000

LIABILITIES
Current liabilities:
Accounts payable	$3,903,000	$3,456,000
Accrued expenses	4,635,000	2,847,000
Contingent consideration liabilities - current	9,046,000	9,345,000
Other current liabilities	3,521,000	2,851,000
Total current liabilities	21,105,000	18,499,000
Deferred warranty revenue, net of current portion	274,000	227,000
Long-term related party obligations, net of current portion	2,668,000	2,071,000
Long-term debt under credit facility, net of current portion	19,923,000	19,645,000
Contingent consideration liabilities, net of current portion	4,387,000	6,085,000
Deferred income tax liabilities	10,685,000	15,624,000
Reserve for uncertain tax positions	3,503,000	5,733,000
Total non-current liabilities	41,440,000	49,385,000
TOTAL LIABILITIES	62,545,000	67,884,000
COMMITMENTS AND CONTINGENCIES
SHAREHOLDERS’ EQUITY
Common stock, $0.001 par value; 30,000,000 shares authorized; 19,937,575 and 19,926,868 shares issued and outstanding at March 31, 2016 and December 31, 2015, respectively	20,000	20,000
Additional paid-in capital	137,656,000	136,398,000
Accumulated other comprehensive loss	(2,621,000)	(4,247,000)
Accumulated deficit	(71,804,000)	(30,787,000)
Total Fenix Parts, Inc. shareholders’ equity before noncontrolling interest	63,251,000	101,384,000
Noncontrolling interest	8,400,000	8,400,000
Total shareholders’ equity	71,651,000	109,784,000
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$134,196,000	$177,668,000

The accompanying notes to the unaudited condensed consolidated financial statements are an integral part of these statements.

Fenix Parts, Inc.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

	Three months ended March 31,
	2016	2015
Net revenues	$32,795,000	$—
Cost of goods sold	18,329,000	—
Gross profit	14,466,000	—
Selling, general and administrative expenses	12,364,000	46,000
Outside service and professional fees	2,185,000	2,452,000
Depreciation and amortization	1,207,000	—
Change in fair value of contingent consideration liabilities	(2,505,000)	—
Change in indemnification receivable	2,089,000	—
Goodwill impairment	43,300,000	—
Operating loss	(44,174,000)	(2,498,000)

Interest expense	(255,000)	—
Other income (expense), net	92,000	(131,000)
Loss before income tax benefit	(44,337,000)	(2,629,000)
Benefit for income taxes	3,320,000	—
Net loss	(41,017,000)	(2,629,000)
Foreign currency translation adjustment	1,626,000	—
Net comprehensive loss	$(39,391,000)	$(2,629,000)
Loss per share available to common shareholders
Basic & Diluted	$(1.97)	$(1.02)
Shares used in computing earnings per share
Basic & Diluted	19,664,000	2,567,000
The accompanying notes to the unaudited condensed consolidated financial statements are an integral part of these statements.